THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE "SECURITIES DEPOSITORY") TO A NOMINEE OF THE SECURITIES DEPOSITORY OR BY THE SECURITIES DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE SECURITIES DEPOSITORY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE SECURITIES DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE SECURITIES DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. 00002
CUSIP 428040BR9                                                     $250,000,000


                              THE HERTZ CORPORATION
                     Floating Rate Note due August 13, 2004



Original Issue Date:  August 13, 2001
Interest Payment Dates: February 13, May 13, August 13 and November 13 Maturity Date: August 13, 2004
Interest Rate:  Three-Month LIBOR Rate plus 53 basis points

THE HERTZ CORPORATION, a Delaware corporation (hereinafter called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $250,000,000 (the "Principal Amount") on the Maturity Date shown above, except as provided below, and to pay interest thereon at the rate per annum shown above. The Company will pay interest quarterly on the Interest Payment Dates, commencing with November 13, 2001. Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Original Issue Date shown above. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 1, May 1, August 1 and November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the registered Holder on such Regular Record Date, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered on a Special Record Date for the payment of such Defaulted

Interest to be fixed by the Company, notice whereof shall be given to holders of Notes not less than 15 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange upon which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.

The per annum interest rate on the Notes (the "Interest Rate") in effect for each day of an Interest Period (as defined below) will be equal to the Three-Month LIBOR Rate plus 53 basis points (0.53%). The Interest Rate for each Interest Period will be set on the 13th day of the months of February, May, August and November of each year, and the initial interest rate will be set on August 13, 2001 (each such date, an "Interest Reset Date"). If any Interest Reset Date and Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Reset Date and Interest Payment Date shall be the next Business Day, unless the next succeeding Business Day is in the next succeeding calendar month, in which case such Interest Reset Date and Interest Payment Date shall be the immediately preceding Business Day.

"Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in The City of New York are not required or authorized by law, regulation or executive order to be closed and is also a day (a "London Business Day") on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

"Interest Period" means the period from and including an Interest Reset Date to but excluding the next succeeding Interest Reset Date and, in the case of the last such period, from and including the Interest Reset Date immediately preceding the Maturity Date, to but not including the Maturity Date. Notwithstanding anything above to the contrary, if the Maturity Date is not a Business Day, then the principal amount of the Notes plus accrued and unpaid interest thereon shall be paid on the next succeeding Business Day and no interest shall accrue for the Maturity Date or any day thereafter.

"Three-Month LIBOR Rate" means the rate determined in accordance with the following provisions:

(i) On the second London Business Day preceding each Interest Reset Date (each such date, an "Interest Determination Date"), The Bank of New York (the "Calculation Agent"), as agent for the Company, will determine the Three-Month LIBOR Rate which shall be the rate for deposits in the London interbank market in U.S. dollars having a three-month maturity commencing on the second London Business Day immediately following such Interest Determination Date which appears on the Telerate Page 3750 as of 11:00 a.m., London time, or such Interest Determination Date. "Telerate Page 3750" means the display on Page 3750 so designated on Bridge Telerate, Inc. (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks for U.S. dollar deposits). If the Three-Month LIBOR Rate on such Interest Determination Date does not appear on the Telerate Page 3750, such Three-Month LIBOR Rate will be determined as described in (ii) below.

(ii) With respect to an Interest Determination Date for which the Three-Month LIBOR Rate does not appear on the Telerate Page 3750 as specified in (i) above, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars having a three-month maturity commencing on the second London Business Day immediately following such Interest Determination Date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in such market at such time. If at least two such quotations are provided, the Three-Month LIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point, with 5 or more one-millionths of one percentage point rounded upwards) of such quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate determined on such Interest Determination Date will be the arithmetic mean (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point, with 5 or more one-millionths of one percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date for loans in U.S. dollars to leading European banks, having a three-month maturity commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount that is representative for a single transaction in such market at such time by three major banks in New York City selected by the Calculation Agent; however, if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Three-Month LIBOR Rate with respect to such Interest Determination Date will be the Three-Month LIBOR Rate in effect on such Interest Determination Date.

The amount of interest for each day that a Note is outstanding will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of such Note. The amount of interest to be paid on such Note for an interest period will be calculated by adding the amount of interest for each day that a Note is outstanding for each day in such interest period.

The interest rate will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United State law of general application.

The interest rate and amount of interest to be paid on the Notes for each interest period will be determined by the Calculation Agent. All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on the Company and the holders of the Notes. So long as the Three-Month LIBOR Rate is required to be determined with respect to the Notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail duly to establish the Three-Month LIBOR Rate for any Interest Period, or that the Company proposes to remove such Calculation Agent, the Company shall appoint another person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.

In the event this Global Note is surrendered in exchange for Notes in definitive form, principal and interest payable with respect to Notes in definitive form will be payable at the office or agency of the Company maintained for that purpose in New York, New York (the Place of Payment), in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest payable with respect to such Notes in definitive form, may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register.

This Note is one of a duly authorized issue of securities of the Company (herein referred to as the "Securities") evidencing its unsecured indebtedness, of the series hereinafter specified, all issued under and pursuant to an indenture, dated as of March 16, 2001, (herein referred to as the "Indenture"), duly executed and delivered by the Company and The Bank of New York, as Trustee (hereinafter called the "Trustee"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as provided in the Indenture. This Note is one of a series designated as the Floating Rate Notes due August 13, 2004 of the Company (herein referred to as the "Notes"), limited except as provided in the Indenture to the aggregate principal amount of six hundred and fifty million dollars ($650,000,000). The Company may, without the consent of the Holder hereof, create and issue additional securities ranking pari passu with the Notes of this series in all respects and so that such additional securities shall be consolidated and form a single series having the same terms as to status, redemption or otherwise as the Notes initially issued. No additional securities may be issued if an Event of Default has occurred. The Notes are not entitled to any sinking fund.

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes of this series such additional amounts as are necessary in order that the net payment by the Company or a Paying Agent of the principal of and interest thereon in respect of any beneficial owner thereof who is a non-United States person, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes of this series in respect of such beneficial owner, to be then due and payable, provided, however, that the foregoing obligation to pay additional amounts shall not apply:

         (1) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the beneficial owner of any portion of the Notes of this series, or a fiduciary, settlor, beneficiary, member or shareholder of such beneficial owner if such beneficial owner is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

                  (a) being or having been present or engaged in trade or business in the United States or having or having had a permanent establishment in the United States;

                  (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

                  (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax; or

                  (d) being or having been a "10-percent shareholder" of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code or any successor provision;

         (2) to any beneficial owner of the Notes of this series that is not the sole beneficial owner of any Note of this series, or portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

         (3) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of the failure of a beneficial owner of any portion of the Notes of this series or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the beneficial owner of any portion of the Notes of this series, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

         (4) to a tax, assessment or governmental charge that is imposed otherwise than by withholding by the Company or a Paying Agent from the payment;

         (5) to a tax, assessment or governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

         (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or other governmental charge;

         (10) to any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of or interest on any Notes of this series, if such payment can be made without such withholding by any other paying agent;

         (11) to any tax, assessment or governmental charge required to be withheld or deducted where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council Meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive; or

         (12) in the case of any combination of items (1), (2), (3), (4), (5),
         (6), (7) and (8).

The Notes of this series are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided herein, the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States, or any change in, or amendments to official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after August 8, 2001, the Company becomes or will become obligated to pay additional amounts as described above with respect to any Notes of this series or (b) any act is taken by a taxing authority of the United States on or after August 8, 2001, whether or not such act is taken with respect to the Company or any affiliate, that results in a substantial probability that the Company will or may be required to pay such additional amounts with respect to any Notes of this series, then the Company may, at its option, redeem, as a whole, but not in part, the Notes of this series on not less than 30 nor more than 60 days' prior notice at a redemption price equal to 100% of their principal amount, together with interest accrued thereon but unpaid to the date fixed for redemption; provided that the Company determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Notes of this series. No redemption pursuant to (b) above may be made unless the Company shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that it will or may be required to pay the additional amounts described above and the Company shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to redeem the Notes of this series pursuant to their terms.

As used herein, the term "United States" means the United States of America (including the States and the District of Columbia). "United States person" means an individual who is a citizen or resident of the United States, a corporation or partnership (or other entity treated as a partnership or corporation for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under the applicable Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a United States person, and "non-United States person" means a person who is not a United States person.

Notices with respect to the Notes of this series will be published in newspapers in The City of New York, in London, and, so long as the Notes of this series are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times and in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

In case an Event of Default, as defined in the Indenture, with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture. The Indenture provides that in certain events such declaration and its consequences may be waived by the Holders of a majority in aggregate principal amount of the Notes then Outstanding. Any such waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and of any
Note issued upon the transfer hereof or in exchange or substitution herefor, irrespective of whether or not any notation of such waiver is made upon this Note or such other Notes.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of all Outstanding Securities or, in certain cases, of the Outstanding Securities of each series to be affected, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the

Securities of each such series; provided, however, that no such supplemental indenture shall (i) change the Stated Maturity of the principal of, or any installment of principal or interest on, any Security, or reduce the principal amount thereof or the rate of interest, if any, thereon, or any premium payable upon the redemption thereof, or reduce the amount of the principal of a Discounted Security that would be due and payable upon a declaration of the Maturity thereof, or change the coin or currency in which any Security or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date) or (ii) reduce the percentage in principal amount of the Outstanding Securities or the Outstanding Securities of any particular series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder or their consequences provided for in the Indenture. It is also provided in the Indenture that prior to the acceleration of maturity of the Securities of any particular series upon the occurrence of an Event of Default with respect to such series as permitted by the Indenture, the Holders of a majority in aggregate principal amount of the Securities of such series at the time Outstanding may on behalf of the Holders of all of the Securities of such series waive any past default under the Indenture with respect to Securities of such series and its consequences, except a default in the payment of the principal of or premium, if any, or interest, if any, on any of the Securities of such series. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and of any Note issued upon transfer hereof or in exchange or substitution herefor, irrespective of whether or not any notation of such consent or waiver is made upon this Note or such other Notes.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place and rate, and in the coin or currency, as prescribed herein and in the Indenture.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable by the Holder hereof on the Security Register of the Company, upon due presentment of this Note for registration of transfer at the office of the Security Registrar, or at the office of any Security Co-Registrar duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to, the Company and the Security Registrar or any such Security Co-Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

The Notes are issuable only as registered Notes without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for new Notes of any authorized denominations of the same aggregate principal amount as requested by the Holder surrendering the same. If (x) the Securities Depository is at any time unwilling or unable to continue as securities depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Notes shall be registered in such name or names as the Securities Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment for registration of transfer, the Company, the Trustee, the Security Registrar, any Security Co-Registrar and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee, the Security Registrar, any Security Co-Registrar nor any such agent shall be affected by notice to the contrary.

The Holder of this Note shall not have recourse for the payment of principal of or interest on this Note or for any claim based on this Note or the Indenture against any director, officer or stockholder, past, present or future, of the Company. By acceptance of this Note, the Holder waives any such claim against any such Person.

The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

All terms used but not defined in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee under such Indenture, this Note shall not be entitled to any benefit under such Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed manually or in facsimile. Dated: August 13, 2001

                                        THE HERTZ CORPORATION



                                        By:
                                            Name:
                                            Title:


                                        Attest:
                                                 Name:
                                                 Title:


Dated:  August 13, 2001

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein, issued under the
Indenture described herein.

THE BANK OF NEW YORK,
as Trustee

By: _______________________
     Authorized Signatory